Execution Version

PulteGroup, Inc.
3350 Peachtree Road NE, Suite 150
Atlanta, Georgia 30326

September 8, 2016
William J. Pulte (grandson of founder)
William J. Pulte (founder)
William J. Pulte Trust dtd 01/26/90
Joan B. Pulte Trust dtd 01/26/90

Ladies and Gentlemen:
This letter agreement (this “Agreement”) constitutes the agreement between PulteGroup, Inc., a Michigan corporation (the “Company”) and the other Persons set forth on the signature pages hereto (the “Pulte Parties”, and each a “Pulte Party”), with respect to the matters set forth below. The Company and the Pulte Parties are referred to herein, each individually, as a “Party” and, collectively, as the “Parties.”

1.
Director Appointment. Effective as of the date hereof, the size of the Board of Directors of the Company (the “Board”) shall increase to fourteen (14) directors and William J. Pulte (“Mr. Pulte”), the grandson of William J. Pulte, the founder of the Company, shall be appointed to fill the vacancy so created, with Mr. Pulte serving as a director until the next election of directors and until his successor is duly elected and qualified or until his earlier resignation or removal, subject to the terms of this Agreement. Subject to Paragraph 4, unless the Board determines in good faith that doing so would violate the Board’s fiduciary duties under applicable law or unless there has been a material breach of this Agreement by any of the Pulte Parties that either is incapable of being cured or if capable of being cured has not been cured within ten (10) business days after the Pulte Parties have received written notice from the Company of such material breach, (a) the Company shall include Mr. Pulte on its slate of nominees for the election of directors at its 2017 Annual Meeting of Shareholders in the proxy statement for such Annual Meeting of Shareholders and (b) with respect to such 2017 Annual Meeting of Shareholders, (i) the Board shall recommend (and shall not change such recommendation in a manner adverse to Mr. Pulte) that the Company’s shareholders vote in favor of the Board’s entire slate (including Mr. Pulte) and (ii) the Company shall solicit proxies for the Board’s entire slate (including Mr. Pulte) and otherwise support Mr. Pulte for election in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees. Notwithstanding anything to the contrary in this Agreement, the Company’s and Board’s obligations in this Paragraph 1 shall terminate prior to the Expiration Date at such time as the Pulte Parties’ aggregate beneficial ownership decrease to less than 3.0% of the Company common shares (excluding from such calculations any common shares issued by the Company after the date hereof). Subsequent to the 2017 Annual Meeting of Shareholders, for so long as Mr. Pulte remains a director of the Company, the Company shall provide written notice to Mr. Pulte whether, as of the date of such notice, the Company intends to include Mr. Pulte on its slate of nominees for election of directors for its next annual meeting of shareholders no later than the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for directors pursuant to the Bylaws for the applicable annual meeting of shareholders. The Pulte Parties acknowledge and agree that, for the avoidance of doubt, the Company shall not be in breach of this Agreement if subsequent to the date of such notice the Company’s intention changes as a result of any facts, circumstances or developments occurring after the date of such notice (or facts, circumstances or developments that existed prior to the date of such notice that the Board becomes aware of after such date) that results in the Board’s good faith determination that including Mr. Pulte on the Company’s slate of nominees for election of directors would violate the Board’s fiduciary duties under applicable law.

2.
Replacement Directors.  In the event that Mr. Pulte (or his replacement appointed pursuant to this Paragraph 2) is unable or unwilling to serve as a director of the Company (other than on account of failure to be elected or reelected) prior to the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for directors for the 2018 Annual Meeting of Shareholders pursuant to the Bylaws, subject to the last sentence of this Paragraph 2 and subject to the Company having received a certification from the Pulte Parties that at the time of such selection the Pulte Parties beneficially own 3.0% or more of the Company common shares, the Company agrees that the Pulte Parties may select a replacement candidate (a) who qualifies as “independent” under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) and the applicable terms of the Company’s Corporate Governance Guidelines, and whose service as a director of the Company complies with applicable requirements of the Clayton Antitrust Act of 1914, as amended, and other applicable competition laws and regulations, and (b) who is acceptable to the Nominating and Governance Committee of the Board as a replacement candidate (it being understood that the Nominating and Governance Committee of the Board cannot unreasonably withhold its consent to such a replacement candidate). Subject to Paragraph 4 and such replacement candidate’s completion of customary director onboarding documentation and the last sentence of this Paragraph 2, the Company shall appoint any such replacement candidate who meets the foregoing criteria to the Board to replace Mr. Pulte, with such replacement candidate to serve as a director and as a member of those Board committees on which the Board determines such replacement candidate should serve, in each case, during the unexpired term, if any, of Mr. Pulte. The Pulte Parties’ right to select a qualified replacement candidate, and the Company’s obligation to appoint such candidate to the Board, shall terminate prior to the Expiration Date at such time as the Pulte Parties’ aggregate beneficial ownership decreases to less than 3.0% of the Company common shares (excluding from such calculations any common shares issued by the Company after the date hereof).

3.
Committees.  The Board shall, promptly following execution of this Agreement, determine on which committees of the Board Mr. Pulte (or any replacement contemplated by Paragraph 2) will serve and appoint Mr. Pulte (or any replacement contemplated by Paragraph 2) to serve on such committees; provided, however that at least until the Company’s 2017 Annual Meeting of Shareholders, neither Mr. Pulte nor any replacement contemplated by Paragraph 2 shall serve on the Audit Committee of the Board. From and after Mr. Pulte’s (or such replacement’s) appointment to such committees Mr. Pulte (or such replacement) shall serve as a member of at least two committees of the Board during such Person’s service as a director unless otherwise agreed by Mr. Pulte and the Board. The two or more committees of the Board on which Mr. Pulte (or such replacement) shall serve shall be determined from time to time by the Nominating and Governance Committee following the procedures it applies with respect to committee assignments for all directors. The Company’s and Board’s obligation to take the actions specified in this Paragraph 3 shall terminate prior to the Expiration Date at such time as the Pulte Parties’ aggregate beneficial ownership decreases to less than 3.0% of the Company common shares (excluding from such calculations any common shares issued by the Company after the date hereof).

4.
Nominee Information.  As a condition to the Company’s obligation to nominate Mr. Pulte (or any replacement contemplated by Paragraph 2) for election at the Company’s 2017 Annual Meeting of Shareholders, Mr. Pulte shall have provided any and all information required to be disclosed in a proxy statement or other filing under applicable law or that is otherwise consistent with the information that is required to be disclosed by all other Persons standing for election as a director of the Board, stock exchange rules or listing standards, along with any additional information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and to consent to appropriate background checks. Mr. Pulte represents and warrants to the Company that all such written information that he has heretofore provided to the Company in accordance with this Paragraph 4 is and has been accurate and complete in all material respects.

5.
Company Policies. The Parties acknowledge that Mr. Pulte (or his replacement contemplated by Paragraph 2), upon appointment or election to the Board, will be subject to the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure and other governance guidelines and policies (collectively, “Company Policies”), and shall be required to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in or for meetings of the Board or related thereto, and shall have the same rights and benefits, including with respect to insurance, indemnification, exculpation, compensation and fees, as are applicable to the independent directors of the Company. In furtherance of the foregoing, Mr. Pulte (or his replacement contemplated by Paragraph 2) shall not share any reports, meeting materials, notices, draft minutes or other materials or information received by him in his capacity as a member of the Board with any of the other Pulte Parties or any of their respective Affiliates. The Company agrees that: (i) as of the date hereof, all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the SEC on April 4, 2016 or have otherwise been provided to the Pulte Parties, and such Company Policies will not be amended prior to the appointment of Mr. Pulte and (ii) during the Restricted Period, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

6.
Voting of Pulte Shares. With respect to each of the Company’s annual and special meetings of shareholders (and any adjournments or postponements thereof) held during the Restricted Period and any actions by written consent taken or proposed to be taken by the shareholders of the Company during the Restricted Period, the Pulte Parties shall (a) in the case of any such meeting, cause to be present for quorum purposes all the Company common shares beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote at such annual or special meeting of shareholders and (b) vote or cause to be voted (or in the case of any proposed action by written consent, provide a written consent for) all such Company common shares (i) in favor of the election of Mr. Pulte as the director nominee nominated by the Board; (ii) against (or withhold votes in favor of) the election of any director nominees that are not nominated by the Board; and (iii) in accordance with the Board’s recommendation on all other proposals and business that comes before such annual or special meeting of shareholders (or is proposed as an action by written consent), other than with respect to (A) an Extraordinary Transaction, (B) any proposed issuance of Company common shares or any securities convertible into, or exercisable or exchangeable for, Company common shares, (C) approval of any compensatory plan or arrangement relating to the compensation of Company employees or the members of the Board that is submitted for shareholder approval (but, for the avoidance of doubt, excluding the Company’s “say on pay” proposal, with respect to which the Pulte Parties shall vote or cause to be voted all such Company common shares in accordance with the Board’s recommendation) or (D) any proposal by the Company to implement any takeover defense measures or any other proposal by the Company that would diminish or otherwise impair in any material respect the rights of Company shareholders.

7.
Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this Paragraph 7 terminate as provided herein (such period, the “Restricted Period”), the Pulte Parties shall not, and shall use their reasonable efforts to cause their respective Affiliates and their respective principals, directors, general partners, managing members, managers, officers, employees, agents and representatives acting on their behalf, and any successor owner of any Company common shares held by the Pulte Parties as of the date hereof (and any Affiliate of such successor), except to the extent such successor purchases such Company common shares on the open market (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a)
engage in any “solicitation” (as such term is defined pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and used in the rules and regulations of the SEC, but without regard to the exclusions set forth in Rules 14a-l(l)(2)(iv) and 14a-2 under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal involving the Company or become a “participant” (as such term is defined pursuant to the Exchange Act and used in the rules and regulations of the SEC) in any such solicitation of proxies or consents;

(b)
knowingly encourage or advise any Person or knowingly assist any other Person in so encouraging or advising any Person with respect to the giving or withholding of any proxy, consent or other authority to vote Company common shares or in conducting any type of referendum or the voting of Company common shares (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(c)
form, join or participate in any way in any “group” with respect to any Company common shares or the beneficial ownership thereof, other than solely with other Pulte Parties or their Affiliates with respect to the Company common shares now or hereafter beneficially owned by them;

(d)
acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the potential acquisition of, by purchase, agreement, Extraordinary Transaction or otherwise, any Company common shares or beneficial ownership thereof or assets of the Company or any direct or indirect subsidiary thereof, or rights or options to acquire any Company common shares or beneficial ownership thereof or assets of the Company or any direct or indirect subsidiary thereof or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Company common shares; provided, however, that the foregoing shall not restrict Mr. Pulte from purchasing up to 1.0% of the outstanding Company common shares while serving as a director of the Company or receiving any securities that may be granted or awarded to directors of the Company;

(e)
sell, or offer, seek or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company common shares held by the Pulte Parties; provided, however, that notwithstanding anything to the contrary in Paragraph 7(d), nothing in this Agreement shall restrict any of the Pulte Parties, other than Mr. Pulte, from entering certain loan/collar transactions of the same or a similar nature as those previously described and disclosed in the Schedule 13D, as amended, filed by William J. Pulte with the SEC so long as such transactions do not result in an (i) increase in economic exposure of the Pulte Parties with respect to Company common shares, (ii) increase in voting power of the Pulte Parties with respect to Company common shares or (iii) increase in beneficial ownership by the Pulte Parties of Company common shares;

(f)
initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction (it being understood that the foregoing shall not restrict the Pulte Parties from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement) or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(g)
enter into a voting trust, arrangement or agreement or subject any Company common shares or beneficial ownership thereof to any voting trust, arrangement or agreement, in each case other than solely with other Pulte Parties or their Affiliates;

(h)
(i) propose or seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as specifically permitted in Paragraph 2 or (ii) propose or seek, alone or in concert with others, the removal of any member of the Board;

(i)	(A) initiate, make or be the proponent of any proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Company’s shareholders or (B) conduct any referendum for consideration by the Company’s shareholders;

(j)	initiate or seek the convening of (or assist any other Person in the convening of) any meeting of the Company’s shareholders;

(k)
make any request for stock ledger or shareholder list materials or other books and records of the Company under any statutory or regulatory provisions providing for shareholder access to materials, books and records of the Company; provided, however, that this provision shall not apply to Mr. Pulte in his capacity as a director of the Company;

(l)
(i) make any public or private proposal with respect to or (ii) in a manner adverse to the Company, make any public statement or otherwise seek to encourage or advise or assist any Person in so encouraging or advising with respect to: (A) any change in the identity, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(m)
institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its direct or indirect subsidiaries or any of their respective current or former directors or officers (including derivative actions) in order to effect, cause or take any of the actions expressly prohibited by this Paragraph 7; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(n)
make any request or submit any public proposal or private proposal (if such private proposal is reasonably likely to require any public disclosure by the Company or by any Pulte Party) to amend, waive or grant consent with respect to the terms of this Agreement, or publicly refer to any desire or intention to do so or privately refer to any such desire or intention if such private reference is reasonably likely to require any public disclosure by the Company or by any Pulte Party; or

(o)
enter into any discussions, negotiations, agreements or understandings with any Third Party or assist, advise, act in concert with or participate with or encourage any Third Party, to take any action that the Pulte Parties are prohibited from taking pursuant to this Paragraph 7;

(A) provided, that the restrictions in this Paragraph 7 shall terminate automatically upon the earliest of (i) the Expiration Date; (ii) upon ten (10) business days’ prior written notice delivered by Mr. Pulte to the Company following a material breach of this Agreement by the Company (including, without limitation, any breach of the Company’s obligation to appoint or nominate Mr. Pulte in accordance with Paragraph 1 or replacements in accordance with Paragraph 2) if such breach has not been cured within such notice period, provided that no Pulte Party is then in material breach of this Agreement, if such breach, if curable, has not been cured within ten (10) business days after the Pulte Parties have received written notice from the Company of such material breach; (iii) upon the announcement by the Company that it has entered into a definitive agreement with respect to any merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction that would, if consummated, result in the acquisition by any Person or group of Persons (other than any direct or indirect subsidiaries of the Company) of more than 50% of the Company common shares; (iv) the commencement of any tender or exchange offer (by a Person other than the Pulte Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common shares, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s shareholders reject such tender or exchange offer; (v) such time as the Company issues a preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the Company’s 2017 Annual Meeting of Shareholders that are inconsistent with the Company’s obligations under this Agreement; and (vi) the adoption by the Board of any amendment to the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company that would reasonably be expected to substantially impair the ability of a shareholder to submit nominations for election to the Board or shareholder proposals in connection with any future Company Annual Meeting of Shareholders; and (B) provided, further, that that nothing contained herein shall prevent the Pulte Parties from making (i) any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party, (ii) any private statements with respect to the Company’s business and operations that are not reasonably expected to become public, but in no event shall such private statements be negative with respect to the Company or the Board or (iii) any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Pulte Parties or any of their Affiliates). The Pulte Parties covenant and agree that until the Expiration Date, prior to or concurrently with the transfer of any Company common shares by any Pulte Party to an Affiliate, such Pulte Party shall use its reasonable efforts to cause such Affiliate to sign a joinder to this Agreement in form and substance reasonably acceptable to the Company; provided, however, that in the case of any transfer directly or indirectly to Mark Pulte or Carolyn Pulte no such transfer shall be made without the execution and delivery by such transferee of such a joinder.

8.	Private Communications; Outbound and Inbound Calls; Confidentiality.

(a)
Notwithstanding anything to the contrary contained in Paragraph 7, during the Restricted Period, the Pulte Parties and their Affiliates may communicate privately with the Board so long as such statements would not reasonably be expected to require any of the Pulte Parties to file or amend any Schedule 13D with the SEC and would not reasonably be expected to require a public announcement or disclosure regarding any such matter. For the avoidance of doubt, nothing in Paragraph 7 or elsewhere in this Agreement shall prohibit Mr. Pulte, acting in his fiduciary capacity as a director of the Company, from (1) taking any action or making any statement at any meeting of the Board or of any committee thereof or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director or executive officer of the Company in his capacity as a director.

(b)
The Pulte Parties shall not, and shall use their reasonable efforts to cause their respective Affiliates not to, make any outbound calls to any Third Party to discuss the business or affairs of the Company. To the extent that a shareholder of the Company (in his or her capacity as such) contacts any of the Pulte Parties or their respective Affiliates, (i) Mr. Pulte shall comply with his obligations under Paragraph 5 and (ii) the Pulte Parties shall, and shall use their reasonable efforts to cause their respective Affiliates to, comply with their obligations under Paragraphs 7, 9 and 10.

(c)
The Pulte Parties hereby agree that (i) any confidential or proprietary information of the Company that they or their Affiliates obtain in discussions with the Company, its Affiliates or any of their respective representatives shall be kept confidential, shall be used solely for the purpose of monitoring and evaluating their investments in the Company and shall not be used to make Disparaging Statements and (ii) they and their Affiliates shall not, and shall cause their respective principals, directors, general partners, managing members, managers, officers and employees not to, make any request of any director of the Company to engage in, or consider engaging in, conduct that is inconsistent with the policies, duties and requirements contemplated by Paragraph 5 (but without being limited by Company Policies to the extent they provide that management (rather than directors) shall be responsible for engaging in communications with external constituencies).

9.
Non-Disparagement. During the Restricted Period, each of the Company and the Pulte Parties shall not make or cause to be made, and the Company shall cause its, and the Pulte Parties shall use their reasonable efforts to cause their, respective Affiliates and its and their respective principals, directors, general partners, members, managers, officers and employees not to make or cause to be made, any expression, statement or announcement (including in any document or report filed with or furnished to the SEC or any stock exchange or through the press, media, analysts, investors or other Persons), either in writing or orally, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, or impugns or is reasonably likely to damage the reputation of: (a) in the case of statements or announcements by any of the Pulte Parties: (i) the Company or any of its Affiliates, direct or indirect subsidiaries or advisors or any of its or their respective current or former shareholders, principals, directors, general partners, members, managers, officers, employees, agents or representatives; and (ii) the Company’s and its direct and indirect subsidiaries’ strategies, operations, products, performance or services; and (b) in the case of statements or announcements by the Company, the Pulte Parties, their respective Affiliates, directors, officers, principals, partners, members, managers, current or former shareholders, agents, representatives, and employees, or any Person who has served as an employee of the Pulte Parties (any such statement, a “Disparaging Statement”). The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

10.
Press Release. Following the execution and delivery of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit A (the “Press Release”). No Party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement; provided that the foregoing shall not prevent (a) the Company or any of the Pulte Parties from taking any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Company or any of its direct or indirect subsidiaries or the Pulte Parties, respectively (except to the extent such requirement arose by discretionary acts by any of the Company or any of the Pulte Parties or any of their respective Affiliates, respectively), and (b) the Company or the Pulte Parties from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Company or any of its direct or indirect subsidiaries or the Pulte Parties, respectively, by any applicable stock exchange rule or as otherwise legally required.

11.
SEC Disclosure. Following the execution and delivery of this Agreement, the Company shall file a Current Report on Form 8-K and a William J. Pulte shall file an amendment to his Schedule 13D, each reporting entry into this Agreement. The relevant disclosure in such filings shall be consistent with the Press Release and the terms of this Agreement, and shall each be in form and substance reasonably acceptable to the Company and the Pulte Parties.

12.
Representations and Warranties of the Company. The Company represents and warrants to the Pulte Parties that: (a) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

13.
Representations and Warranties of Pulte Parties. Each of the Pulte Parties, severally but not jointly, represents and warrants to the Company that: (a) each Pulte Party and the authorized signatory of such Pulte Party set forth on the signature page hereto has the requisite power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly authorized, executed and delivered by such Pulte Party, constitutes a valid and binding obligation and agreement of such Pulte Party and is enforceable against such Pulte Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Pulte Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Pulte or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Pulte Party is a party or by which it is bound; and (d) as of the date of this Agreement, (i) the Pulte Parties beneficially own in the aggregate 30,740,239 Company common shares, (ii) except as disclosed in writing by the Pulte Parties to the Company immediately prior to the execution of this Agreement or has otherwise been publicly disclosed in the Schedule 13D, as amended, filed by William J. Pulte with the SEC prior to the date hereof, the Pulte Parties have no other equity interest in, or rights or securities to acquire through exercise, conversion or otherwise, any equity interest in the Company; (iii) except as disclosed in writing by the Pulte Parties to the Company immediately prior to the execution of this Agreement or has otherwise been publicly disclosed in the Schedule 13D, as amended, filed by William J. Pulte with the SEC prior to the date hereof, no Pulte Party is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Company common shares and (iv) to the knowledge of the Pulte Parties, other than the Pulte Parties, Mark Pulte and possibly Carolyn Pulte, no member of the Family Unit of William J. Pulte, the founder of the Company, beneficially owns more than 1,000,000 Company common shares.

14.
Certain Defined Terms. As used in this Agreement: (a) “Person” shall be interpreted broadly to include, without limitation, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act, shall include Persons who are part of any “group” with such Person or who become Affiliates of any Person subsequent to the date of this Agreement and, if such Person is an individual, any member of the Family Unit of such individual and any trust whose principal beneficiary is such individual or one or more members of the Family Unit of such individual and any Person who is controlled by any such member or trust and any Persons who become Affiliates of any member of a Family Unit subsequent to the date of this Agreement and shall additionally include all members of the Family Unit of William J. Pulte, the founder of the Company; (c) “beneficially own,” “beneficially owned” and “beneficial ownership” shall each have the meaning set forth in Rules 13d-3 and 13d-5(b)(1) under the Exchange Act; provided that, with respect to Company common shares, a Person shall additionally be deemed to be the beneficial owner of (i) all Company common shares which such Person has the right to acquire (whether or not subject to the passage of time or other contingencies) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding, whether written or oral and (ii) any other economic exposure to the Company common shares, including through any swap or other derivative transaction that gives a Person the economic equivalent of ownership of Company common shares (including, without limitation, notional principal amount derivative agreements in the form of cash-settled swaps); (d) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (e) “Expiration Date” shall mean the later of (i) the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for directors for the 2018 Annual Meeting of Shareholders pursuant to the Bylaws and (ii) ten (10) business days following the date on which Mr. Pulte (or his replacement appointed pursuant to Paragraph 2) no longer serves as a member of the Board; (f) “Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction, in each case outside the ordinary course of business and involving the Company or any of its direct or indirect subsidiaries or its or their securities or assets; (g) “Family Unit” means as to any individual, such individual’s descendants (whether natural or adopted), such individual’s spouse, such individual’s spouse’s descendants (whether natural or adopted), or any trust, limited partnership, limited liability company or other entity established for the primary benefit of any of the foregoing persons (whether natural or adopted) for estate planning purposes; (h) “group” shall have the meaning set forth in Section 13(d) of the Exchange Act; and (i) “Third Party” means any Person other than a Party.

15.
Affiliates. Each of the Pulte Parties agrees that it (a) shall use its reasonable efforts to cause its respective Affiliates to comply with the terms of this Agreement and (b) shall not cause or direct, or attempt to cause or direct, any Person, including any of its Affiliates and its and their respective principals, directors, general partners, managing members, managers, officers, employees, agents and representatives, to take any action that would be in breach or deemed breach of this Agreement if taken by such Pulte Party or any of its Affiliates. The Company agrees that it (a) shall cause its subsidiaries to comply with the terms of this Agreement and (b) shall not cause or direct, or attempt to cause or direct, any Person, including any of its Affiliates and its and their respective principals, directors, general partners, managing members, managers, officers, employees, agents and representatives, to take any action that would be in breach or deemed breach of this Agreement if taken by such the Company or any of its Affiliates.

16.
Specific Performance. Each of the Pulte Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Pulte, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Paragraph 16 is not the exclusive remedy for any violation of this Agreement.

17.
Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, delivery and effectuation of this Agreement and the transactions contemplated hereby.

18.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree to use their best efforts to agree upon and replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid, void or unenforceable provision.

19.
Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been delivered: (a) upon delivery, when delivered personally; (b) upon sending, when sent by facsimile or electronic mail (provided confirmation of transmission is mechanically or electronically generated and retained by the sending party); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same as follows:

If to the Company:
PulteGroup, Inc.
3350 Peachtree Road NE, Suite 150
Atlanta, Georgia 30326
Facsimile No: (404) 978-6774
Email Address: Steve.Cook@PulteGroup.com
Attention: Steven M. Cook, Executive Vice President, Chief Legal Officer and Corporate Secretary

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile No: (312) 853-7036
Email Address: tcole@sidley.com
swilliams@sidley.com
Attention: Thomas A. Cole
Scott R. Williams
If to the Pulte Parties:
William J. Pulte (Mr. Pulte, as defined herein)
[REDACTED]
Email Address: [REDACTED]

William J. Pulte (the founder of the Company)
[REDACTED]

with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Facsimile No: (212) 451-2222
Email Address: SWolosky@olshanlaw.com
ACrawford@olshanlaw.com
Attention: Steven Wolosky
Aneliya Crawford

20.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any of the other Parties or its successors or assigns, shall be brought and determined exclusively in any Court in the State of Michigan and any appellate court therefrom. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction and venue of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21.
Counterparts: Headings. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been executed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). The paragraph headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

22.
Entire Agreement; Amendment and Waiver; Cumulative Remedies; Successors and Assigns; Third Party Beneficiaries; Waiver of Jury Trial. This Agreement is the only agreement and contains the entire understanding of the Parties with respect to its subject matter and supersedes any prior agreements (including any confidentiality agreements previously entered into by the Parties), understandings, negotiations and discussions, whether oral or written, with respect thereto. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No amendments, modifications, supplements or waivers of any provisions of this Agreement can be made except in writing signed by an authorized representative of each the Parties affected thereby. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. No failure on the part of any Party to exercise or enforce, and no delay in exercising or enforcing, any right, obligation, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement of such right, obligation, power or remedy by such Party preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, obligation, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any Pulte Party, the prior written consent of the Company, and, with respect to the Company, the prior written consent of the Pulte Parties. Any purported assignment of this Agreement or any rights or obligations hereunder without such respective consent shall be void. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Persons. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have had or have to a trial by jury in any litigation based on or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any related course of conduct, dealing, statements (whether oral or written) or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

23.
Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
PULTEGROUP, INC.

By:    /s/ Richard J. Dugas, Jr.
Name: Richard J. Dugas, Jr.
Title: Chairman and Chief Executive Officer

WILLIAM J. PULTE (Mr. Pulte, as defined herein)

/s/ William J. Pulte

WILLIAM J. PULTE (the founder of the Company)
/s/ William J. Pulte

WILLIAM J. PULTE TRUST DTD 01/26/90

By:	/s/ William J. Pulte
	Name:	William J. Pulte
	Title:	Trustee

JOAN B. PULTE TRUST DTD 01/26/90

By:	/s/ William J. Pulte
	Name:	William J. Pulte
	Title:	Trustee

Exhibit A
Press Release
See attached.